Exhibit 10.5

LICENSE AGREEMENT (BFRTM)

AGREEMENT dated May 14, 1999 (the “Agreement”) by and between Champion International Corporation, a New York corporation (the “Seller”) and Blue Ridge Paper Products Inc., a Delaware corporation (formerly known as Carolina Paper Company) (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller, the Purchaser and Blue Ridge Holding Corp. (formerly known as Carolina Paper Products Holding Corp.) have entered into an Asset Purchase Agreement dated as of March 29, 1999 (the “Asset Purchase Agreement”), pursuant to which the Seller has agreed to sell to the Purchaser the Canton System (the “Business”) which includes the Canton Mill (the “Mill”), as more particularly described in the Asset Purchase Agreement; and

WHEREAS, pursuant to the Asset Purchase Agreement, the Seller has agreed to grant to the Purchaser a royalty-free, perpetual, irrevocable and non-exclusive license to use the Intellectual Property (defined in the Asset Purchase Agreement) used in both the Business and in another business or at another location of the Seller (other than the Excluded Assets set forth in Sections 2.2(a) and (b) of the Asset Purchase Agreement) (the “Licensed Intellectual Property”) in substantially the same way as they were used in the Business as of the Closing Date; and

WHEREAS, Seller has developed and patented a process for recycling filtrates from a bleach plant which include without limitation, the patents and patent application listed on Schedule A attached hereto (“BFRTM Process”) and has installed the BFRTM Process as a demonstration project at the Mill; and

WHEREAS, , pursuant to the Asset Purchase Agreement the Seller has agreed to grant to the Purchaser a royalty-free, perpetual, irrevocable and non-exclusive license to use the BFRTM Process at the Mill in the same manner as the BFRTM Process is used at the Mill as of the Closing Date and to expand its use at the Mill to comply with the Settlement Agreement; and

WHEREAS, the Seller is willing to grant such a license under the following terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Definitions.  Any terms capitalized herein and not otherwise defined shall have the meaning assigned to it in the Asset Purchase Agreement.

2.                                       Grant of License.

(a)                                  The Seller hereby grants to the Purchaser a royalty-free, perpetual, irrevocable and non-exclusive license, without the right to grant sublicenses (other than as set forth in paragraph 2(b) below), to use the BFRTM Process at the Mill in substantially the same manner as the BFRTM Process is used at the Mill as of the Closing Date and to expand its use at the Mill to comply with the Settlement Agreement.

(b)                                 The Purchaser shall have the right to sublicense all or any part of its rights granted under this Agreement to its Affiliates without consent of the Seller.

3.                                       Ownership.  The Purchaser agrees that the BFRTM Process and all information, know-how, patents, patent applications and the like pertaining thereto and existing as of the date of this Agreement are and shall remain the Seller’s exclusive property and, except as expressly granted hereunder, the Purchaser shall have no rights thereto whatsoever including but not limited to the right to use the BFRTM Process in any of Purchaser’s other facilities.

4.                                       Improvements.  Purchaser shall have the right to make modifications, enhancements, improvements and create derivative works of the BFRTM Process (the “Improvements”) but shall use such Improvements solely at the Mill.  All Improvements made by the Purchaser shall be owned solely by the Purchaser and all improvements made by Seller shall be owned solely by Seller.  Each party grants to the other party a royalty-free, world-wide, perpetual, irrevocable and non-exclusive license to use any Improvements made by it during the three (3) year period beginning on the Closing Date.

5.                                       Representations, Warranties and Covenants.  All representations, warranties and covenants of the Seller with respect to this Agreement and the BFRTM Process licensed hereunder are set forth in Section 5.6 of the Asset Purchase Agreement.

6.                                       Confidentiality.  Except as required by the Settlement Agreement, the Purchaser shall maintain in strict confidence and not disclose to any third party any and all information relating to the BFRTM Process (the “Confidential Information”) which may be present in the Mill or which may be known to persons employed at the Mill, and shall not use the Confidential Information except in the exercise of the license expressly granted under Paragraph 2.  However, the Purchaser may allow access to the Confidential Information to those of its employees who have a need to access the Confidential Information during the normal course of their employment; provided, however, that prior to having such access such employees shall be informed of the Purchaser’s obligations hereunder and shall be bound by appropriate written confidentiality agreements.

7.                                       Support.  Seller shall have no obligations whatsoever to provide any technical or other support for the BFRTM Process.  Purchaser shall for a period of three (3) year from the Closing, upon Seller’s request and during normal business hours, (a) provide Seller with access to data regarding Purchaser’s use of the BFRTM Process and its impact on mill operations and emissions (b) shall provide Seller and present and prospective licensees and sublicensees of the BFRTM Process (other than competitors of the business of the Canton System or the Purchaser) with access to the Mill to observe the operation of the BFRTM Process at the Mill provided, however, any information disclosed to the Seller or any such prospective licensees and sublicensees under this Paragraph 7 and designated in writing as confidential by the Purchaser shall be protected by the Seller and any such prospective licensees and sublicensees on the same terms as set forth in Paragraph 6 above, and such licensees and sublicensees shall be informed of the confidentiality provisions hereunder and shall be bound by appropriate written confidentiality agreement prior to having such access.

8.                                       Indemnity.  The indemnification rights and obligations of the parties hereunder are contained in the Asset Purchase Agreement.

(a)                                  The purchaser hereby agrees to indemnify, defend and hold the Seller harmless, from and against any and all Losses arising out of or resulting from the Purchaser’s exercise of the license granted hereunder or failure to perform or comply with any term, condition, provision, covenant or obligation of this Agreement, except to the extent any Losses arise from any breach of this Agreement by the Seller; provided, however, that nothing in this Agreement shall modify or limit either party’s indemnification rights or obligations pursuant to the Asset Purchase Agreement.

(b)                                 The Seller hereby agrees to indemnify, defend and hold the Purchaser harmless, from any and all Losses arising out of or resulting from (i) the Seller’s breach of any representation, warranty, term, condition, provision, covenant or obligation of this Agreement or (ii) any claim by third party that the BFRTM Process (but specifically excluding from this indemnity any Improvements made by Purchaser) infringes such third party’s intellectual property rights, except to the extent any Losses arise from any breach of this Agreement by the Purchaser, provided, however, that nothing in this Agreement shall modify or limit either party’s indemnification rights or obligations pursuant to the Asset Purchase Agreement.

(c)                                  Except as may arise pursuant to the indemnification rights or obligations contained in the Asset Purchase Agreement, neither party shall be liable for any incidental, indirect, special or consequential damages, or for lost profits, savings or revenues of any kind.

9.                                       Limitations.  EXCEPT AS EXPRESSLY PROVIDED IN THE ASSET PURCHASE AGREEMENT AND UNDER PARAGRAPH 5 ABOVE, THE SELLER MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO A WARRANTY THAT USE OF THE BFRTM PROCESS OR THE CONFIDENTIAL INFORMATION WILL PROVIDE CERTAIN RESULTS OR A WARRANTY THAT THE BFRTM PROCESS OR CONFIDENTIAL INFORMATION, AND THE USE THEREOF, DOES NOT INFRINGE OR VIOLATE ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

10.                                 Miscellaneous.

(a)                                  This Agreement is delivered pursuant to the Asset Purchase Agreement and shall be construed consistently therewith; provided, however, that in the event of any conflict between the terms of this Agreement and the Asset Purchase Agreement, the terms of this Agreement shall govern.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and any subsequent purchaser of (i) substantially all of the Assets or the Facilities, (ii) the Canton Mill, (iii) the DairyPak Facilities as a whole, or (iv) the Waynesville Facility; provided, however, that this Agreement and the rights hereunder may not be assigned (other than to a subsequent purchaser or as otherwise contemplated by this Section 10(b)), without the prior consent of the other party and any such purported assignment without consent is void; provided, however, that the Purchaser may assign this Agreement and its rights hereunder to an Affiliate and may pledge, grant a security interest in and/or assign this Agreement and its rights hereunder to its lenders without the Seller’s consent, provided, further, that Purchaser’s lenders may assign this Agreement and its rights hereunder to any Person in the event of a foreclosure or any other action following the occurrence and during the continuation of a default under the Senior Credit Facility (as defined in the Asset Purchase Agreement). Notwithstanding the foregoing, the Seller may assign this Agreement and its rights and obligations hereunder as it in its sole discretion deems fit, provided that such successor or assign assumes all of the obligations of the Seller hereunder and that such assignment does not adversely affect the rights of the Purchaser hereunder. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights hereunder.

(c)                                  This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of New York, without regard to the conflict of laws principles.

(d)                                 This Agreement and the Asset Purchase Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and merge and supersede all prior agreements, discussions and writing with respect thereto, either express or implied, between the parties.  No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties hereto.

(e)                                  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

CHAMPION INTERNATIONAL CORPORATION

By:	/s/ [ILLEGIBLE]

Title:	Senior Vice President

BLUE RIDGE PAPER PRODUCTS INC.

By:	/s/ [ILLEGIBLE]

Title:	Chief Executive Officer

Schedule A

1) U.S. Patent No. 5,853,535;

2) U.S. Patent No. 5,352,332; and

3) U.S. Patent Appln. No. 08/224, 690, filed 4/8/94.